UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2011

ARYX THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33782	77-0456039
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

6300 Dumbarton Circle Fremont, California	94555
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 585-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.   Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 16, 2011, we received a notice of default, or the Notice, from Lighthouse Capital Partners V, L.P., or Lighthouse, indicating that an event of default occurred under that certain Loan and Security Agreement No. 4512, dated as of March 28, 2005, as amended, by and between Lighthouse and us, or the Loan Agreement.

The Notice was the result of our failure to make scheduled payments due under the Loan Agreement for the period from December 1, 2010 through March 1, 2011 and the winding down of our operations, each of which constitutes a material breach of our obligations under the Loan Agreement.  Accordingly, as set forth in the Notice, an event of default has occurred under Sections 8.1 and 8.2 of the Loan Agreement.

In connection with the Loan Agreement, we granted Lighthouse a security interest in our assets, including our intellectual property, or the Collateral.  In accordance with Section 9.1 of the Loan Agreement, the Notice demands we turn over all Collateral covered by the Loan Agreement to Lighthouse, including cash Collateral, and cease any future use of cash Collateral.  We may not be able to make the payments required under the Loan Agreement, and, as previously disclosed, are currently in discussions with Lighthouse and our other secured creditors to facilitate an orderly disposition of our assets. However, there is no assurance we will reach any agreement with Lighthouse and, in such event, our assets may be subject to foreclosure and seizure by Lighthouse under the terms of the Loan Agreement.  We are also considering other alternatives, including filing a bankruptcy petition under Chapter 7 of the U.S. Bankruptcy Code.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  March 22, 2011

ARYX THERAPEUTICS, INC.

By:	/s/ David Nagler
David Nagler
Vice President, Corporate Affairs and Secretary